UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2004

CELLSTAR CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22972	75-2479727
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 Briercroft Court, Carrollton, Texas 75006

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(972) 466-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

(a)(1)	On September 1, 2004, CellStar Ltd. (a subsidiary of CellStar Corporation), CellStar Corporation, and Terry S. Parker executed an Amended and Restated Employment Agreement (the “Agreement”). The Agreement is effective as of May 1, 2004, and provides for Mr. Parker to serve as Executive Chairman of CellStar Ltd. and CellStar Corporation. Mr. Parker has been a director of CellStar Corporation since March 1995 and served as Chief Executive Officer of CellStar Corporation from July 5, 2001, until May 1, 2004. Mr. Parker also served as President and Chief Operating Officer of CellStar Corporation from March 1995 through July 1996.

(a)(2)	Pursuant to the Agreement, Mr. Parker serves as chief executive officer with the title of Executive Chairman of CellStar Ltd. and CellStar Corporation. Mr. Parker receives an annual base salary of $500,000 (reduced from his previous salary of $1,000,000), which may be increased in accordance with the policies of CellStar Ltd. and CellStar Corporation. Mr. Parker is also eligible to participate in an annual incentive plan and receive annual equity incentive awards, each as determined by the Board of Directors of CellStar Corporation. CellStar Ltd. is required to maintain long-term disability insurance for Mr. Parker and Mr. Parker is otherwise entitled to participate in all insurance and other benefit programs made generally available by CellStar Ltd. or CellStar Corporation to employees. The Agreement is for an initial term of two years from May 1, 2004, and renews automatically for an additional year. The Agreement may be terminated or not renewed under various circumstances. If Mr. Parker’s employment is terminated “without cause” (as defined in the Agreement) or due to a material breach by CellStar Ltd. or CellStar Corporation, Mr. Parker is entitled to a severance compensation package, which is modified in the event that such termination is within 24 months of a “change in control” (as defined in the Agreement). The Agreement also provides that Mr. Parker will be indemnified by CellStar Corporation to the extent provided in its Certificate of Incorporation and bylaws and to the fullest extent permitted by changes to Delaware law. The Agreement includes non-competition and confidentiality provisions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CELLSTAR CORPORATION

Date: September 7, 2004	By:	/s/ Elaine Flud Rodriguez
	Name:	Elaine Flud Rodriguez
	Title:	Senior Vice President and General Counsel

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